EXHIBIT 21.1

SUBSIDIARIES OF TRITON INTERNATIONAL LIMITED AS OF DECEMBER 31, 2018

Name	Jurisdiction
Triton Container International Limited	Bermuda
Triton Container International, Incorporated of North America	California
TFX Holdings LLC	California
MELeasing LLC	California
TAL International Group, Inc.	Delaware
TAL International Container Corporation	Delaware
TAL Advantage V LLC	Delaware
TAL Advantage VI LLC	Delaware
TAL Finance III LLC	Delaware
Triton International Finance LLC	Delaware
TIF Funding LLC	Delaware
Triton Container Finance VI LLC	Delaware
Triton Container Finance VII LLC	Delaware
Triton Container Investments LLC	Nevada
TAL International Container Pty. Limited	Australia
Triton International Australia PTY Limited	Australia
Triton Container International B.V. B. A.	Belgium
Triton Container Sul Americana Transporte e Comercio Ltda.	Brazil
Intra International Transporte e Comercio *	Brazil
TAL Sales & Marketing Planning (Shanghai) Co., Ltd.	China
Proteus, NV (Curacao)	Curacao
Triton Container International GmbH	Germany
TAL International Container (HK) Limited	Hong Kong
Triton Limited	Hong Kong
Tristar Container Services (Asia) Private Limited **	India
TAL International Container SRL*	Italy
Triton International Japan Limited	Japan
Triton Container International B.V.	Netherlands
TAL International Container PTE Ltd.	Singapore
Triton Container (S) Pte Ltd	Singapore
Triton Container South Africa (PTY) Ltd.	South Africa
ICS Terminals (UK) Limited	United Kingdom
Triton Container UK Limited	United Kingdom

* - In Liquidation
** - Joint Venture between Triton Container International Limited and Marine Container Services (India) Private Limited